AMENDMENT NUMBER ONE

                                       TO

                           FAIRFIELD COMMUNITIES, INC.

                           SAVINGS/PROFIT SHARING PLAN
                           ---------------------------

                           (effective January 1, 2000)


     THIS AMENDMENT to the Fairfield Communities, Inc. Savings/Profit Sharing Plan (the "Plan"), which Plan was originally effective March 1, 1976, was restated effective July 1, 1994, was amended effective January 1, 1995, January 1, 1996, September 20, 1996 and January 1, 1997, and was amended and restated effective January 1, 1998, is hereby entered into effective as of January 1, 2000.

     WHEREAS, it is desirable to amend the Plan, effective January 1, 2000, in compliance with the IRS Restructuring and Reform Act of 1998 and for other reasons; and

     WHEREAS, Fairfield Communities, Inc., by resolutions adopted at a duly convened meeting of its Board of Directors held on December 16, 1999, in accordance with the provisions of Section 11.3 of the Plan, adopted the following amendments to the Plan, effective as of January 1, 2000;

     NOW, THEREFORE, Sections 8.6(a) and 12.8(A) of the Plan are amended, as of January 1, 2000, to provide as follows:

SECTION 8.6(A):

     (a) Eligible Rollover Distribution. An eligible rollover distribution is ------------------------------- any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under ss. 401(a)(9) of the Code; the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer
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     securities);  and,  effective for  distributions  after  December 31, 1998, hardship distributions described in ss. 401(k)(2)(B)(i)(IV) of the Code.

SECTION 12.8(A):

     (A) The Committee is the named fiduciary hereunder with respect to the powers, duties and responsibilities of investment of the Trust Fund and the administration of the Plan. Certain powers, duties and responsibilities of the named fiduciary are specifically delegated to others under the provisions of the Plan and Trust Agreement and other powers, duties and responsibilities of any fiduciaries may be delegated by written agreement to others to the extent permitted under the provisions of the Plan and Trust Agreement.

     IN WITNESS WHEREOF, Fairfield Communities, Inc. has caused this Amendment to be executed by its duly authorized officer.

                                    FAIRFIELD COMMUNITIES, INC.

                                    By: /s/ Marcel J. Dumeny
                                        -------------------------------
                                            Marcel J. Dumeny
                                            Secretary